EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2019 Third Quarter and Nine-Months Results

VENICE, Fla., November 7, 2019 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its third quarter and nine-months ended September 28, 2019.

Financial Highlights for Third Quarter 2019 Compared to Third Quarter 2018

●	Net sales decreased 1 percent, to $198 million, including a net increase of $17 million from Western Window Systems
●	Gross profit decreased 4 percent, to $70 million
●	Net income increased 11 percent, to $15 million
●
Net income per diluted share was unchanged at $0.26, and adjusted net income per diluted share decreased to $0.26; both affected by the higher number of shares outstanding resulting from the Company's 2018 equity offering

●	Cost-saving actions taken during the quarter expected to reduce costs by $4 million annually
●	Company lowers 2019 guidance

Financial Highlights for First Nine Months of 2019 Compared to First Nine Months of 2018

●	Net sales increased 12 percent, to $570 million, including a net increase of $86 million from Western Window Systems
●	Gross profit grew 15 percent, to $204 million
●	Net income decreased 7 percent, to $40 million
●
Net income per diluted share decreased to $0.68, and adjusted net income per diluted share decreased to $0.73; both affected by the higher number of shares outstanding resulting from the Company's 2018 equity offering

●	Solid EBITDA growth of 9 percent driven by Western Window Systems and cost control in legacy business

“While I’m disappointed in our overall performance, I am encouraged by Western Window Systems' 11% sales growth year-over-year. As we pass the one-year mark since acquiring Western, we remain excited about expanding outside of Florida and into growing markets throughout the western United States,” said Jeff Jackson, President and Chief Executive Officer of PGT Innovations. “In the third quarter of last year, we saw record-setting growth as we experienced a significant lift from heightened consumer awareness and increased repair and remodeling activity after two major hurricanes. Relative to the prior year, our third quarter results reflect the expected decrease in repair and remodel sales and, to a lesser extent, new construction sales in our legacy business,” said Jackson.

“Although we achieved third quarter sales growth in our Western business, we are revising our full-year guidance lower due to the unfavorable sales impact from a decrease in orders and shipments caused by Hurricane Dorian, a continued heavy custom product mix for the Western business and increased investments in the Southeastern business expected to drive awareness of the benefits of our impact-resistant products, following the recent storm activity,” said Jackson. “We have recently taken specific actions expected to right-size our cost structure in line with current demand, which we believe will reduce annual operating costs by $4 million. Additionally, we expect to continue to benefit from the strength of our brands,” added Jackson.

“We ended the third quarter with a cash balance of $82 million and a trailing-twelve-month net debt-to-adjusted EBITDA ratio of 2.2 times, reflecting our focus on maintaining a strong and flexible balance sheet,” added Sherri Baker, Senior Vice President and Chief Financial Officer of PGT Innovations. “We also returned $5.5 million of capital to our shareholders through our opportunistic repurchases of our common stock within the quarter,” added Baker.

Revised 2019 Guidance

Conference Call

PGT Innovations will host a conference call on Thursday, November 7, 2019, at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 15 minutes before the start time: 800-309-1256 (U.S. and Canada) and 786-789-4796 (U.S.). The conference ID is 097328. A replay of the call will be available within approximately two hours after the scheduled end of the call on November 7, 2019, through 1:30 p.m. on November 14, 2019. To access the replay, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (U.S.) and refer to pass code 4453365.

You may also join the conference online by using the following link:
https://services.choruscall.com/links/pgti191107ctNypPa0.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website:
http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “expected,” “excited,” “guidance,” “believe,” “expect,” “may,” “outlook,” “forecast,” “intend,” “could,” “project,” “estimate,” “anticipate,” “should,” “plan” and similar terminology. These risks and uncertainties include factors such as:

•
adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems’ operations are generated, and in the U.S. generally;

•
macroeconomic conditions in Florida, where the substantial portion of our sales are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems are currently generated, and in the U.S. generally;

•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the Western Window Systems Acquisition;
•
the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from the Western Window Systems Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	sales fluctuations to and changes in our relationships with key customers;
•
increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodeling or new home construction channels in our core markets and our inability to collect such debt;

•
in addition to the Western Window Systems Acquisition, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;

•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	the risks and uncertainties discussed under Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) our expansion outside of Florida and into markets throughout the Western United States; (2) investments in our Southeast business to drive awareness of the benefits of our products; (3) the savings from our cost-reduction measures; (4) the strength of our balance sheet and the flexibility it provides to us; and (5) the updated 2019 financial performance guidance described in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income and adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022 for the acquisition of Western Window Systems.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Sherri Baker, 941-480-1600
Senior Vice President and CFO
SBaker@PGTInnovations.com

Media Relations:
Brent Boydston, 941-480-1600
Senior Vice President, Corporate Sales and Marketing
BBoydston@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Net sales	$197,823	$199,084	$570,130	$508,606
Cost of sales	127,828	126,086	365,925	330,888
Gross profit	69,995	72,998	204,205	177,718
Selling, general and administrative expenses	44,564	44,055	132,604	105,293
Gains on sales of assets under APA	-	-	-	(2,551)
Income from operations	25,431	28,943	71,601	74,976
Interest expense, net	6,452	11,741	19,922	19,393
Debt extinguishment costs	-	296	-	3,375
Income before income taxes	18,979	16,906	51,679	52,208
Income tax expense	3,873	3,335	11,271	8,749
Net income	$15,106	$13,571	$40,408	$43,459

Basic net income per common share	$0.26	$0.26	$0.69	$0.86

Diluted net income per common share	$0.26	$0.26	$0.68	$0.83

Weighted average common shares outstanding:
Basic	58,433	51,682	58,320	50,619

Diluted	59,142	53,068	59,192	52,378

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	September 28,	December 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$81,803	$52,650
Accounts receivable, net	77,375	80,717
Inventories	47,566	44,666
Contract assets, net	12,735	6,757
Prepaid expenses and other current assets	14,591	10,771
Total current assets	234,070	195,561

Property, plant and equipment, net	122,354	115,707
Operating lease right-of-use asset, net	26,899	-
Intangible assets, net	259,859	271,818
Goodwill	277,600	277,827
Other assets, net	1,012	1,240
Total assets	$921,794	$862,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$61,249	$68,557
Current portion of long-term debt	-	163
Current portion of operating lease liability	4,551	-
Total current liabilities	65,800	68,720

Long-term debt, less current portion	367,917	366,614
Operating lease liability, less current portion	24,639	-
Deferred income taxes, net	22,991	22,758
Other liabilities	14,815	18,517
Total liabilities	496,162	476,609

Total shareholders' equity	425,632	385,544
Total liabilities and shareholders' equity	$921,794	$862,153

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$15,106	$13,571	$40,408	$43,459
Reconciling items:
Product line transition costs (2)	-	-	1,133	-
Other corporate costs (3)	-	-	2,359	-
Debt extinguishment costs (4)	-	296	-	3,375
Facility and equipment relocation costs (5)	-	-	-	435
Gains on sales of assets under
Cardinal APA (6)	-	-	-	(2,551)
Transaction-related costs and effects (7)	-	3,145	-	4,144
Write-offs of deferred lenders fees and
discount relating to debt prepayments (8)	-	5,297	-	5,297
Tax effect of reconciling items	-	(2,255)	(897)	(2,758)
Adjusted net income	$15,106	$20,054	$43,003	$51,401
Weighted-average diluted shares	59,142	53,068	59,192	52,378
Adjusted net income per share - diluted	$0.26	$0.38	$0.73	$0.98
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$8,640	$6,401	$25,813	$15,850
Interest expense, net	6,452	11,741	19,922	19,393
Income tax expense	3,873	3,335	11,271	8,749
Reversal of tax effect of reconciling items for
adjusted net income above	-	2,255	897	2,758
Reconciling item included in interet expense, net	-	(5,297)	-	(5,297)
Stock-based compensation expense	971	1,345	3,247	2,543
Adjusted EBITDA	$35,042	$39,834	$104,153	$95,397
Adjusted EBITDA as percentage of net sales	17.7%	20.0%	18.3%	18.8%

Net debt-to-Adjusted EBITDA ratio, as adjusted for Western Window Systems (9)			2.2x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 7, 2019.

(2) Represents costs relating to product line transitions, classified within cost of sales for the nine months ended September 28, 2019.

(3) Represents executive-level recruiting costs, transaction costs relating to the Western Window Systems acquisition, and other infrequent corporate costs classified within selling, general and administrative expenses. Of the $2.4 million of such costs in the nine months ended September 28, 2019, $650 thousand fell in the 2019 first quarter.

(4) Represents debt extinguishment costs of $3.1 million recognized in the first quarter of 2018 relating to the Company's second refinancing and second amendment of the 2016 Credit Agreement on March 16, 2018, and $296 thousand in the third quarter relating to changes in lender positions under the revolving credit portion of the 2016 Credit Agreement.

(5) Represents costs associated with planned relocation of the CGI Windows & Doors manufacturing operations to its new facility in Miami, FL, and costs associated with machinery and equipment relocations within our glass plant operations in Venice, FL, as the result of our planned disposal of certain glass manufacturing assets to Cardinal Glass Industries. Of the $435 thousand, $416 thousand is classified within cost of sales during the nine months ended September 29, 2018, with the remainder classified within selling, general and administrative expenses.

(6) Represents gains from sales of assets to Cardinal LG Company (Cardinal) under an Asset Purchase Agreement (APA) dated September 22, 2017. Pursuant to the terms of the APA, which required us to transfer assets to Cardinal in phases, during the second quarter of 2018, we made transfers of assets to Cardinal which had a net book value totaling $3.2 million and fair value totaling $5.8 million, resulting in the recognition of gains totaling $2.6 million, classified as gains on sales of assets in the nine months ended September 29, 2018.

(7) Represents costs and other effects relating to our acquisition of Western Window Systems, which we announced on July 24, 2018 and completed on August 13, 2018. Of the $3.1 million in the three-months ended and $4.1 million in the nine months ended September 29, 2018, $2.8 million and $3.8 million, respectively, relates to transaction-related costs classified within selling, general and administrative expenses. The remaining $392 thousand in both periods relates to an opening balance sheet inventory valuation adjustment which is classified within cost of sales in the three and nine months ended September 29, 2018.

(8) Represents non-cash charges from write-offs of deferred lenders fees and discount relating to the prepayment of $152.0 million of borrowings outstanding under the term loan portion of the 2016 Credit Agreement, included in interest expense, net, in the three and nine months ended September 29, 2018, using proceeds from the issuance of 7 million shares of Company common stock in the 2018 Equity Offering.

(9) Calculated in accordance with the covenants pursuant to the 2016 Credit Agreement due 2022.